QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ULTIMATE ELECTRONICS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	84-0585211
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 West 84th Avenue, Suite A Thornton, Colorado	80202
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: 0-22532

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

ITEM 1. Description of Registrant's Securities to be Registered.

        On January 11, 2005, Ultimate Electronics, Inc., a Delaware corporation (the "Company"), entered into a Stock Purchase Agreement (the "Purchase Agreement"), with Mark Wattles Enterprises, LLC, a Delaware limited liability company ("Purchaser"), pursuant to which Purchaser purchased 6,850,000 shares of Common Stock from the Company upon the terms and subject to the conditions set forth in the Purchase Agreement. In connection with the Purchase Agreement, the Company also granted Purchaser an option to purchase 1,850,000 shares of Common Stock pursuant to the terms and subject to the conditions set forth in an Option Agreement, dated as of January 11, 2005, by and between the Company and Purchaser (the "Option Agreement"); and William J. Pearse and his spouse, Barbara A. Pearse (collectively, the "Pearse Parties"), granted Purchaser an option to purchase an aggregate of 1,800,000 shares of Common Stock beneficially owned by them upon the terms and subject to the conditions set forth in an Option Agreement, dated as of January 11, 2005, by and between Purchaser and the Pearse Parties (the "Pearse Option Agreement"). In addition, the Pearse Parties and Thomas R. Hoffman, as trustee for various family trusts established for the benefit of family members of the Pearse Parties, each entered into Voting Agreements with Purchaser (the "Voting Agreements") relating to the voting of shares over which the Pearse Parties and the Trustee, respectively, have voting power (together with the transactions contemplated by the Purchase Agreement, the Option Agreement and the Pearse Option Agreement, the "Transaction").

        In connection with the Transaction, the Board of Directors of the Company authorized the amendment of the Rights Agreement, dated as of January 31, 1994, by and between the Company and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent (the "Rights Agent"), as amended (the "Rights Agreement"). On January 11, 2005, the Company and the Rights Agent executed Amendment No. 3 to Rights Agreement (the "Amendment"). The Amendment provides, among other matters, that (i) Purchaser, and its Affiliates, shall be an "Exempt Person" under the Rights Agreement, and (ii) no Shares Acquisition Date, no Distribution Date, no Section 11(a)(ii) Event shall be deemed to have occurred, and no provisions of Sections 11 or 13 shall become applicable, by reason of the approval, execution, delivery, announcement or performance of the Purchase Agreement, the Option Agreement, the Pearse Option Agreement or the Voting Agreements, or the consummation of the transactions contemplated thereby, including the Transaction. The Amendment is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

        A description of the preferred stock purchase rights issued pursuant to the Rights Agreement is set forth in the registration statement on Form 8-A/A filed by the Company with the Securities and Exchange Commission (the "SEC") on September 14, 2004, and is incorporated herein by reference. The Rights Agreement, including the form of Rights Certificate, is filed as Exhibit 4.1 to Form 8-K filed by the Company with the SEC on February 9, 1995 and is incorporated herein by reference; Amendment No. 1 to Rights Agreement dated January 31, 1995 is filed as Exhibit 4.3 to Form 10-Q filed by the Company with the SEC for the quarterly period ended April 30, 1995 and is incorporated herein by reference; and Amendment No. 2 to Rights Agreement dated September 7, 2004 is filed as Exhibit 4.2 to Form 8-K filed by the Company with the SEC on September 13, 2004 and is incorporated herein by reference.

ITEM 2. Exhibits.

4.1	Rights Agreement, dated as of January 31, 1994, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, incorporated by reference to Exhibit 4.1 to Ultimate Electronics' Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 1995; as amended by Amendment No. 1 to the Rights Agreement, dated January 31, 1995, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, incorporated by reference to Exhibit 4.3 to Ultimate Electronics' Quarterly Report on Form 10-Q for the period ended April 30, 1995.
4.2
Amendment No. 2 to Rights Agreement, dated as of September 7, 2004, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, incorporated by reference to Exhibit 4.2 to Ultimate Electronics' Form 8-K filed with the SEC on September 13, 2004.
4.3	Amendment No. 3 to Rights Agreement, dated as of January 11, 2005, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ULTIMATE ELECTRONICS, INC.
Date: January 13, 2005	By:	/s/ DAVID A. CARTER
	Name:	David A. Carter
	Title:	Senior Vice-President Finance, Chief Financial Officer and Secretary

EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Rights Agreement, dated as of January 31, 1994, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, incorporated by reference to Exhibit 4.1 to Ultimate Electronics' Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 1995; as amended by Amendment No. 1 to the Rights Agreement, dated January 31, 1995, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, incorporated by reference to Exhibit 4.3 to Ultimate Electronics' Quarterly Report on Form 10-Q for the period ended April 30, 1995.
4.2
Amendment No. 2 to Rights Agreement, dated as of September 7, 2004, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, incorporated by reference to Exhibit 4.2 to Ultimate Electronics' Form 8-K filed with the SEC on September 13, 2004.
4.3	Amendment No. 3 to Rights Agreement, dated as of January 11, 2005, by and between Ultimate Electronics and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent.

QuickLinks

  ITEM 1. Description of Registrant's Securities to be Registered.
  ITEM 2. Exhibits.
SIGNATURE
EXHIBITS